Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-137311, 333-151428 and 333-166893) and on Form S-3 (File Nos. 333-149319 and File No. 333-164346), of RAM Energy Resources, Inc. of our report dated March 16, 2011, with respect to the consolidated financial statements of RAM Energy Resources, Inc. as of December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010 and to our report dated March 16, 2011 on the effectiveness of RAM Energy Resources, Inc.’s internal control over financial reporting as of December 31, 2010, included in this Annual Report on Form 10-K for the year ended December 31, 2010.
/s/ UHY LLP
Houston, Texas
March 16, 2011